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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


   Certification and Notice of Termination of Registration under Section 12(g)
                     of the Securities Exchange Act of 1934
                                       or
      Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934


                        Commission File Number: 333-32584



                             Genometrix Incorporated
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             (Exact Name of Registrant as Specified in its Charter)


               2700 Research Forest Drive, The Woodlands, TX 77381
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    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)


                          Common Stock, $.01 par value
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            (Title of Each Class of Securities Covered by this Form)


                                      None
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         (Titles of All Other Classes for Which a Duty to File Reports
                     Under Section 13(a) or 15(d) Remains)

Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)               [X]  Rule 12h-3(b)(1)(i)      [ ]
Rule 12g-4(a)(1)(ii)              [ ]  Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)               [ ]  Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)              [ ]  Rule 12h-3(b)(2)(ii)     [ ]
Rule 15d-6                        [ ]

Approximate number of holders of record as of the certification or notice date: 125

Pursuant to the requirements of the Securities Exchange Act of 1934, Genometrix Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  February 27, 2001                         By: /s/ David E. Jorden
                                                     -----------------------
                                                     David E. Jorden
                                                     Vice President and Chief
                                                     Financial Officer